Company Contacts:	Investor Contacts:
Restore Medical, Inc.	Lippert/Heilshorn & Associates, Inc.

J. Robert Paulson, Jr., CEO	Kim Sutton Golodetz (Kgolodetz@lhai.com)

Christopher R. Geyen, CFO	(212) 838-3777
(651) 634-3111	Bruce Voss (Bvoss@lhai.com)
www.restoremedical.com	(310) 691-7100
FOR IMMEDIATE RELEASE
RESTORE MEDICAL REPORTS FIRST QUARTER FINANCIAL RESULTS
ST. PAUL, Minn. (May 1, 2007) — Restore Medical, Inc. (NASDAQ: REST), developer of the innovative Pillar® Palatal Implant System — a proven and effective in-office treatment for people suffering from snoring and mild to moderate obstructive sleep apnea (OSA) that improves the lifestyles of patients and their bed partners by helping them to sleep better, feel better and live better — today announced financial results for the three months ended March 31, 2007.
Net sales for the first quarter of 2007 were $1.1 million, approximately equal to net sales of $1.1 million for the fourth quarter of 2006 and down 36% from net sales of $1.8 million for the first quarter of 2006. U.S. sales were $1.0 million for the first quarter of 2007, an increase of 8% from U.S. sales of $940,000 for the fourth quarter of 2006 and 12% below U.S. sales of $1.2 million for the first quarter of 2006. International sales were $111,000 for the quarter, compared with international sales of $166,000 and $599,000 for the fourth quarter of 2006 and the first quarter of 2006, respectively. Lower international sales in the first quarter reflect the Company’s previously announced decision to focus efforts on its higher margin U.S. business, and to manage, but not invest in, its lower margin international business.
Gross profit for the first quarter of 2007 was $856,000, or 76% of net sales, compared with gross profit of $1.2 million, or 66% of net sales for the first quarter of 2006. This improvement in gross margin was the result of increased production efficiencies, reduced manufacturing expenses and a revenue mix that favored higher margin U.S. sales.
The reported net loss for the first quarter of 2007 was $4.2 million, or $0.26 per share, compared with a net loss of $3.1 million, or $2.48 per share, for the first quarter of 2006.
“We have completed restructuring our U.S. sales organization and during the quarter, we began implementing a consultative sales approach with selected high-potential ENT sleep practices across the country,” said Bob Paulson, president and CEO of Restore Medical. “While the full benefit of these fundamental changes to our sales and marketing strategies will take some time to realize, we are very encouraged with the early indications of success we are seeing at several targeted accounts.”
Paulson continued, “We introduced a number of innovative programs during the quarter to support our new consultative sales approach to select high volume/high potential ENT sleep practices. For example, we coordinated our first “community health seminar” at a leading medical center where approximately 150 individuals or couples suffering from snoring and/or obstructive sleep apnea were educated about their treatment options, including the Pillar Procedure, resulting in nearly 20% of attendees making an appointment with the physician presenter at the end of the seminar, and 80% of participants asking for additional information. We will use this program as a model for organizing similar programs throughout the country with selected key practices. We also launched a wide array of new marketing initiatives, including revised marketing and practice support materials designed to help our key physicians build their sleep practices. We continue to advance data from recent clinical studies, including Level 1 data, to provide the medical community with additional compelling clinical validation of the efficacy of the Pillar Procedure to treat snoring and mild to moderate OSA. We initiated a novel clinical study designed to evaluate the effectiveness of using Pillar implants in combination with Continuous Positive Airway Pressure (CPAP) to reduce CPAP pressure levels and improve patient compliance. In addition, post-procedure follow-up was completed on a 100 patient Level 1 multi-center trial Pillar placebo OSA clinical study, and the abstract reporting the results of this study was accepted for presentation at the Annual Meeting of the American Academy of Otolaryngology in September.”
“We are confident that the successful execution of our consultative sales approach, combined with our new practice development and support initiatives and a growing body of Level 1 clinical data, will be the foundation for revenue growth in the latter half of 2007 and beyond. Because our cost structure is largely in place, we expect that sales growth driven by our new sales and marketing strategies will have a significant impact on our bottom line,” concluded Paulson.

Restore Medical had cash, cash equivalents and short-term investments of $19.3 million as of March 31, 2006, compared with $23.8 million as of December 31, 2006.
Financial Outlook
Consistent with previously issued guidance, the Company expects total operating expenses in 2007 to be approximately equal to 2006 operating expenses. The Company expects the annual growth rate of domestic sales in 2007 to be comparable to the annual growth achieved in 2006, with a modest improvement in revenue between the first and second quarters of 2007. International sales are expected to decrease in 2007 compared with 2006 as the Company focuses on managing, but not investing in, the lower-margin international business.
Forward-Looking Statements
Except for historical information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Restore Medical expects, believes or anticipates will or may occur in the future, including, particularly, statements about its expected growth in net sales, sales force hires, future financial and operating results and financial guidance, are forward-looking statements. All forward-looking statements are based on assumptions made by Restore Medical’s management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market demand and acceptance of the Company’s products, competitive factors, pricing and third-party reimbursement for the Company’s products, expansion and rate of success of the Company’s sales force, completion and results of clinical studies, ongoing regulatory compliance, success of new product development, general economic conditions and seasonal trends, and other risks and factors that are discussed in documents filed by Restore Medical with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2006. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Restore Medical disclaims any intent or obligation to update any forward-looking statements.
Conference Call and Webcast Information
Management will be hosting an investment-community conference call today beginning at 4:30 p.m. Eastern time (3:30 p.m. Central time) to discuss these financial results, to provide a business update and to answer questions.
To participate in the live call by telephone, please dial (800) 642-1381 from the U.S. or (706) 634-7417 from outside the U.S. A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 7297400.
Individuals interested in listening to the conference call via the Internet may do so by visiting www.restoremedical.com. A replay will be available on the Company’s web site for 30 days.
About Restore Medical and the Pillar Procedure
Restore Medical develops, manufactures and markets innovative medical devices to treat sleep-disordered breathing. The Company’s proprietary Pillar® Palatal Implant System is the only implantable palatal device to treat snoring and mild to moderate obstructive sleep apnea to be approved by the U.S. Food and Drug Administration and by Health Canada, and to have received the CE Mark for sale in the European Union. The Pillar Palatal Implant System is sold throughout the U.S. and Canada, and in various countries in Asia Pacific, Europe, South America and the Middle East.
For more information about Restore Medical, the Pillar Procedure and physicians who offer the Pillar Procedure in the U.S., visit the company’s website at www.restoremedical.com or www.pillarprocedure.com.

RESTORE MEDICAL, INC.
Condensed Statements of Operations
(Unaudited, in thousands, except share and per share amounts)

	Three months ended
	March 31
	2007	2006
Net sales	$1,124	$1,752
Cost of sales (1)	268	590

Gross margin	856	1,162

Operating expenses:
Research and development (1)	1,052	613
General and administrative (1)	1,315	1,517
Sales and marketing (1)	2,734	1,876

Total operating expenses	5,101	4,006

Loss from operations	(4,245)	(2,844)

Other income (expense):
Interest income	284	28
Interest expense	(196)	(84)
Preferred stock warrant loss	—	(163)
Other, net	—	9

Total other income (expense)	88	(210)

Net loss	$(4,157)	$(3,054)

Basic and diluted net loss per common share	$(0.26)	$(2.48)

Basic and diluted weighted average common shares outstanding	15,971,951	1,233,943
(1) Includes stock-based compensation of:
Cost of sales	$23	$8
Research and development	22	23
General and administrative	465	285
Sales and marketing	94	29

	$604	$345

RESTORE MEDICAL, INC.
Condensed Balance Sheets
(Unaudited, in thousands, except per share amounts)

	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$5,103	$11,377
Short-term investments	14,181	12,463
Accounts receivable, net of allowance for doubtful accounts of $24 and $86, respectively	879	1,262
Related-party receivables	54	33
Inventories	670	598
Prepaid expenses	201	237
Other current assets	34	10

Total current assets	21,122	25,980
Machinery and equipment, net	556	539
Deferred debt issuance costs, net of accumulated amortization of $138 and $108, respectively	216	246

Total assets	$21,894	$26,765

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$130	$670
Accrued expenses	498	939
Accrued payroll and related expense	559	519
Current portion of long-term debt, net of debt discount of $37 and $37, respectively	2,263	2,192

Total current liabilities	3,450	4,320
Long-term debt, net of debt discount of $29 and $37, respectively	2,268	2,863
Other long-term liabilities	14	14

Total liabilities	5,732	7,197

Stockholders’ equity:
Common stock $0.01 par value: 50,000,000 shares authorized; issued and outstanding 15,672,819 and 15,534,244 shares, respectively	157	155
Additional paid-in capital	93,259	92,772
Deferred stock-based compensation	(1,133)	(1,395)
Accumulated deficit	(76,121)	(71,964)

Total stockholders’ equity	16,162	19,568

Total liabilities and stockholders’ equity	$21,894	$26,765